UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2008

UTSTARCOM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29661 (Commission File Number)	52-1782500 (I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)    (Zip code)

(510) 864-8800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Restructuring Plan

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 16, 2008, the Board of Directors of UTStarcom, Inc. (the “Company”) approved a restructuring plan designed to reduce the Company’s operating expenses (the “Plan”).  The Plan includes, among other things, winding down the Company’s Korea-based handset manufacturing business unit (“Korea BU”) and implementing an additional worldwide reduction in force of approximately 10% of the Company’s headcount, as described in greater detail below.

Winding Down of Korea BU

The principal activity of Korea BU is supplying handsets to Personal Communications Devices LLC (“PCD LLC”) for sale in the United States.  Following the Company’s strategic plan to sell or wind down non-core businesses in order to reduce the Company’s annual operating expenses, the Company plans to wind down the operations of Korea BU and complete a reduction in force of all remaining employees in the unit over an approximately six month period.  In connection with the Korea BU wind-down, on December 16, 2008, the Company furnished PCD LLC with 180-days’ notice of termination of the Supplier Agreement, dated July 1, 2008, by and between the Company and PCD LLC (the “Supplier Agreement”).  The Company currently manufactures and sells handsets to PCD LLC pursuant to the Supplier Agreement.  Management expects to complete the wind down of Korea BU by the end of the second quarter of 2009.  In connection with the wind down, the Company expects to incur a restructuring charge of approximately $10 million, comprised largely of write-downs of assets and cash payments associated with one-time severance benefits, and will record the charge in the fourth quarter of 2008.

Worldwide Reduction in Force

In addition to reductions in force associated with the wind down of Korea BU described above and other non-core businesses, the Company plans to further reduce its worldwide headcount by approximately 10%, or approximately 460 employees.  This reduction in force will be based primarily in the United States and China; other international locations will be impacted to a lesser degree.  Management expects to complete the worldwide workforce reduction by the end of the first quarter of 2009.  The Company expects to incur a restructuring charge of approximately $8 million in connection with the reductions in force worldwide and in non-core businesses other than Korea BU.  The charge, which will be comprised largely of cash payments associated with one-time severance benefits, will be recorded in the fourth quarter of 2008.

Item 2.02 Results of Operations and Financial Condition

On December 18, 2008, the Company issued a press release announcing the Plan.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 2.02, including the exhibit hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), or otherwise subject to the liabilities of that section.  In addition, the information in this report shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporating language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is furnished pursuant to Item 2.02:

Exhibit Number	Description
99.1	Press Release dated December 18, 2008

Safe Harbor Statement

This report contains forward-looking statements, including those regarding the anticipated implementation, elements and timing of the Plan, as well as the expected timing and magnitude of restructuring charges, future cash expenditures under the Plan, and expected cost savings from the Plan. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to the risks that the Company may not be able to implement on the Plan effectively, the Company may incur charges and cash expenditures in connection with the Plan that are higher than anticipated or in other fiscal periods than anticipated, the Plan may not strengthen the Company’s operating performance, the Company may not achieve anticipated cost savings due to increased expenses in other areas of its business, and other risks discussed in the Company’s SEC reports and filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  All forward-looking statements included in this Form 8-K are based upon information available to the Company as of the date of this Form 8-K, which may change, and we assume no obligation to update any such forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: December 18, 2008	By:	/s/ Viraj J. Patel
	Name:	Viraj J. Patel
	Title:	Interim Chief Financial Officer